Exhibit 99.1

Pyxus International, Inc.	Tel:	(919) 379-4300
6001 Hospitality Court	Fax:	(919) 379-4346
Suite 100	www.pyxus.com
Morrisville, NC 27560-2009
USA

NEWS RELEASE	Contact:	Tomas Grigera
(919) 379-4300

Pyxus International, Inc. Reports First Quarter Fiscal 2026 Results; Reiterates Full-Year Guidance
Morrisville, N.C. – August 6, 2025 – Pyxus International, Inc. (OTCID: PYYX) (“Pyxus,” the “Company,” "we," or "our"), a global value-added agricultural company, today announced results for its first quarter ended June 30, 2025.
Pieter Sikkel, Pyxus' President and Chief Executive Officer, said, "We are pleased to report first quarter results that align with our financial expectations and position the business to achieve our full-year guidance for fiscal 2026. These results reflect a more normalized cycle—buying in the first half of the fiscal year and selling in the second half—improving our alignment with customer requirements and generating further efficiencies for the business.
“During the quarter, we effectively navigated a highly dynamic and competitive market to capture buying opportunities generated by record crop sizes in South America and Africa. The additional volumes purchased support our ability to satisfy continued strong customer demand and deliver shareholder value. We expect this impact to be increasingly visible in the second half, reinforcing our outlook for another strong fiscal year."
First Quarter Fiscal 2026 Results
First quarter sales and other operating revenues were $508.8 million compared to $634.9 million for the prior year’s first quarter. This result was expected and largely related to the acceleration of certain customer shipments into the fourth quarter of fiscal year 2025. This was partially offset by higher pricing per kilogram.
Cost of goods and services sold was $443.2 million for the three months ended June 30, 2025, compared to $551.0 million for the same quarter in fiscal year 2025. This reduction was consistent with the change in sales and other operating revenues.
Gross profit as a percent of sales was 12.9% in the first quarter of fiscal year 2026 compared to 13.2% for the same period in the prior year. This was driven by regional and customer mix for leaf sales, which was partially offset by an increase in processing and other gross profit.
Selling, general, and administrative expenses in the first quarter remained well managed and improved slightly to $40.4 million compared to $40.7 million in the first quarter of fiscal 2025.
The Company’s operating income was $21.0 million as compared to $40.5 million in the first quarter of fiscal 2025. Net (loss) income attributable to Pyxus International, Inc. in the first quarter was $(15.8) million as compared to $4.6 million in the first quarter of the prior fiscal year. Adjusted EBITDA in the first quarter was $29.5 million compared to $55.0 million in the same quarter of the prior fiscal year. Each of these fluctuations was driven by factors consistent with lower sales and gross profit.
Select Balance Sheet and Liquidity Information
As of June 30, 2025, the balance sheet reflected a more normalized cadence in the business compared to the short-crop conditions experienced in the prior fiscal year, particularly with respect to larger crop purchases, mainly in Africa. Additionally, the Company's total net debt, which increased by $90.3 million versus the prior year, compared favorably with the year-over-year inventory increase of $107.3 million.
Tobacco inventory at the end of the first quarter was $1,089.8 million compared to $980.6 million at the same time last year, which reflects larger crop availability in the market. Uncommitted inventory at June 30, 2025 was $13.6 million, or 2.4% of the

$575.9 million in total processed inventory, compared to $14.7 million of uncommitted inventory and total processed inventory of $605.5 million held at June 30, 2024.
Uncommitted levels of processed tobacco remain low due to strong demand from our customers. While undersupply conditions have persisted in the global tobacco market in recent periods, the larger crops experienced in Africa and South America this buying season are anticipated to provide a more balanced global leaf market.
The Company continued to improve its cash conversion, reducing average operating cycle time to 160 days in the first quarter compared to 172 days in the same period last fiscal year, contributing to improved efficiency and availability.
Reiterated Guidance for Fiscal Year
The Company’s first quarter results were in-line with its internal expectations, and it continues to anticipate for the full fiscal year that it will report sales in the range of $2.3 billion to $2.5 billion and adjusted EBITDA in the range of $205 million to $235 million.
Financial Results Investor Call
The Company will hold an earnings conference call and webcast on August 6, 2025, at 9 a.m. EDT. Investors and analysts interested in participating in the call are invited to dial (929) 477-0448 or (888) 254-3590 and use conference ID 8412361. The webcast can be accessed at http://investors.pyxus.com.
This release, as well as the Company’s first quarter results presentation, will be available on the Company's investor relations webpage prior to the call. For those unable to join the live audio webcast, an archived recording will be available on the Company's investor relations webpage shortly after the call.
Any replay, rebroadcast, transcript, or other reproduction of this conference call, other than the replay accessible by calling the number above, has not been authorized by Pyxus International and is strictly prohibited. Investors should be aware that any unauthorized reproduction of this conference call may not be an accurate reflection of its contents.
Cautionary Statement Regarding Forward-Looking Statements
Readers are cautioned that the statements contained in this report regarding expectations of our performance or other matters that may affect our business, results of operations, or financial condition are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements, which are based on current expectations of future events, may be identified by the use of words such as "guidance", "strategy," "expects," "continues," "plans," "anticipates," "believes," "will," "estimates," "intends," "projects," "goals," "targets," and other words of similar meaning. These statements also may be identified by the fact that they do not relate strictly to historical or current facts. If underlying assumptions prove inaccurate, or if known or unknown risks or uncertainties materialize, actual results could vary materially from those anticipated, estimated, or projected. These risks and uncertainties include those discussed in our Annual Report on Form 10-K for the year ended March 31, 2025, our most recent Quarterly Report on Form 10-Q, and in our other filings with the Securities and Exchange Commission. These risks and uncertainties include: our reliance on a small number of significant customers; continued vertical integration by our customers; global shifts in sourcing customer requirements, the imposition of tariffs and other changes in international trade policies; shifts in the global supply and demand position for tobacco products; variation in our financial results due to growing conditions, customer indications and other factors; loss of confidence in us by our customers, farmers and other suppliers; migration of suppliers who have historically grown tobacco and from whom we have purchased tobacco toward growing other crops; risks related to our advancement of inputs to tobacco suppliers to be settled upon the suppliers delivering us unprocessed tobacco at the end of the growing season; risks that the tobacco we purchase directly from suppliers will not meet our customers’ quality and quantity requirements; weather and other environmental conditions that can affect the quantity and marketability of our inventory; international business risks, including unsettled political conditions, uncertainty in the enforcement of legal obligations, including the collection of accounts receivable, fraud risks, expropriation, import and export restrictions, exchange controls, inflationary economies, currency risks and risks related to the restrictions on repatriation of earnings or proceeds from liquidated assets of foreign subsidiaries; many of our operations are located in jurisdictions that pose a high risk of potential violations of the Foreign Corrupt Practices Act; risks and uncertainties related to geopolitical conflicts, including the conflicts in the Middle East and disruptions affecting shipping in that area; impacts of international sanctions on our ability to sell or source tobacco in certain regions; exposure to foreign tax regimes in which the rules are not clear, are not consistently applied and are subject to sudden change; fluctuations in foreign currency exchange and interest rates; competition with the other primary global independent leaf tobacco merchant and independent leaf merchants; disruption, failure or security breaches of our information technology systems and other cybersecurity risks; continued high inflation; regulations regarding environmental matters; risks related to our capital structure, including risks related to our significant debt and our ability to continue to finance our non-U.S. local operations with uncommitted short-term operating credit lines at the local level; our ability to continue to access capital markets to obtain long-term and short-term financing; potential failure of foreign banks in which our subsidiaries maintain deposits or the failure by such banks to transfer funds or honor withdrawals; the risk that, because our ability to generate cash depends on many factors beyond our control, we may be unable to generate the significant amount of cash required to service our indebtedness; our ability to refinance our current credit facilities at the same availability or at similar or reduced interest rates; failure to achieve our stated goals, which may adversely affect our liquidity; developments with respect to our liquidity needs and sources of liquidity; the volatility and disruption of global credit markets; failure by counterparties to derivative transactions to perform their obligations; increasing scrutiny and changing expectations from governments, as well as other stakeholders such as investors and customers, with respect to our environmental, social and governance policies, including sustainability policies; inherent risk of exposure to product liability claims, regulatory action and litigation facing our e-liquids business if its products are alleged to have caused significant loss, injury, or death; certain shareholders have the ability to exercise controlling influence on various corporate matters; reductions in demand for consumer tobacco products; risks and uncertainties related to pandemics or other widespread health crises and any related shipping constraints, labor shortages and supply-chain impacts; legislative and regulatory initiatives that may reduce consumption of consumer tobacco products and demand for our services and increase regulatory burdens on us or our customers; government actions that significantly affect the sourcing of tobacco, including governmental actions to identify and assess crop diversification initiatives and alternatives to leaf tobacco growing in countries whose economies depend upon tobacco production; governmental investigations into the Company's business activities, including but not limited to, leaf tobacco industry buying and other payment practices; and impact of proposed regulations to prohibit the sale of cigarettes and certain other tobacco products in the United States other than low-nicotine versions of those products. The Company does not undertake to update any forward-looking statements that we may make from time to time except to the extent required by law.
Non-GAAP Financial Information
This press release contains financial measures that have not been prepared in accordance with generally accepted accounting principles in the United States ("GAAP"). They include EBITDA, Adjusted EBITDA, Adjusted Free Cash Flow, and Net Debt. Tables showing the reconciliation of historical non-GAAP financial measures are attached to the release. The range of Adjusted EBITDA anticipated for the fiscal year ending March 31, 2026 is calculated in a manner consistent with the presentation of Adjusted EBITDA in the attached tables. Because of the forward-looking nature of the estimated range of Adjusted EBITDA, it is impractical to present a quantitative reconciliation of such measure to a comparable GAAP measure, and accordingly no such GAAP measure is being presented.
About Pyxus International, Inc.
Pyxus International, Inc. is a global agricultural company with more than 150 years of experience delivering value-added products and services to businesses and customers. Driven by a united purpose—to transform people’s lives, so that together we can grow a better world—Pyxus International, its subsidiaries and affiliates, are trusted providers of responsibly sourced, independently verified, sustainable and traceable products and ingredients.

Condensed Consolidated Statements of Operations

	Three Months Ended
	June 30,
(in thousands, except per share data)	2025	2024
Sales and other operating revenues	$508,815	$634,855
Cost of goods and services sold	443,189	551,003
Gross profit	65,626	83,852
Selling, general, and administrative expenses	40,369	40,662
Other expense, net	4,176	2,630
Restructuring and asset impairment charges	81	103
Operating income	21,000	40,457
Gain on debt retirement	—	1,323
Interest expense, net	29,767	33,272
(Loss) income before income taxes and other items	(8,767)	8,508
Income tax expense	5,227	6,119
(Loss) income from unconsolidated affiliates, net	(1,269)	2,563
Net (loss) income	(15,263)	4,952
Net income attributable to noncontrolling interests	562	310
Net (loss) income attributable to Pyxus International, Inc.	$(15,825)	$4,642

(Loss) earnings per share:
Basic	$(0.62)	$0.18
Diluted	$(0.62)	$0.18

Weighted average number of shares outstanding:
Basic	25,670	25,461
Diluted	25,670	25,461

Condensed Consolidated Balance Sheets

(in thousands)	June 30, 2025	June 30, 2024
Assets
Current assets
Cash and cash equivalents	$96,437	$82,042
Restricted cash	4,945	7,061
Trade receivables, net	206,607	209,053
Other receivables	16,683	17,042
Inventories, net	1,121,788	1,014,527
Advances to tobacco suppliers, net	61,737	43,863
Recoverable income taxes	11,670	4,070
Prepaid expenses	50,011	47,270
Other current assets	21,123	17,219
Total current assets	1,591,001	1,442,147
Investments in unconsolidated affiliates	95,659	103,818
Intangible assets, net	27,387	32,728
Deferred income taxes, net	13,181	8,947
Long-term recoverable income taxes	4,956	3,985
Other noncurrent assets	39,315	33,097
Right-of-use assets	32,033	33,521
Property, plant, and equipment, net	136,993	134,468
Total assets	$1,940,525	$1,792,711

Liabilities and Stockholders’ Equity
Current liabilities
Notes payable	$880,925	$679,399
Accounts payable	124,341	115,312
Advances from customers	87,374	70,985
Accrued expenses and other current liabilities	104,162	99,052
Income taxes payable	10,449	8,706
Operating leases payable	9,565	7,822
Current portion of long-term debt	—	20,445
Total current liabilities	1,216,816	1,001,721
Long-term taxes payable	6,195	5,373
Long-term debt	455,091	531,461
Deferred income taxes	8,902	6,571
Liability for unrecognized tax benefits	21,935	19,257
Long-term leases	19,541	22,456
Pension, postretirement, and other long-term liabilities	57,805	52,760
Total liabilities	1,786,285	1,639,599
Commitments and contingencies
Stockholders’ equity
Common Stock—no par value:
Authorized shares (250,000 for all periods)
Issued and outstanding shares (24,608 and 25,000)	393,136	392,820
Retained deficit	(255,950)	(250,649)
Accumulated other comprehensive income	10,811	6,092
Total stockholders’ equity of Pyxus International, Inc.	147,997	148,263
Noncontrolling interests	6,243	4,849
Total stockholders’ equity	154,240	153,112
Total liabilities and stockholders’ equity	$1,940,525	$1,792,711

Segment Results

Three Months Ended June 30, 2025 and 2024
	Three Months Ended June 30,
			Change
(in millions, except per kilo amounts)	2025	2024	$	%
Leaf:
Product revenues	$458.2	$589.2	(131.0)	(22.2)
Tobacco costs	375.7	484.0	(108.3)	(22.4)
Transportation, storage, and other period costs	25.1	24.8	0.3	1.2
Total product cost of goods sold	400.8	508.8	(108.0)	(21.2)
Product gross profit	57.4	80.4	(23.0)	(28.6)
Product gross profit as a percent of sales	12.5%	13.6%

Kilos sold	66.9	95.7	(28.8)	(30.1)
Average price per kilo	$6.85	$6.16	0.69	11.2
Average cost per kilo	5.99	5.32	0.67	12.6
Average gross profit per kilo	0.86	0.84	0.02	2.4

Processing and other revenues	$50.2	$41.8	8.4	20.1
Processing and other costs of services sold	42.6	37.4	5.2	13.9
Processing and other gross profit	7.6	4.4	3.2	72.7
Processing and other gross profit as a percent of sales	15.1%	10.5%

All Other:
Sales and other operating revenues	$0.4	$3.9	(3.5)	(89.7)
Cost of goods and services sold	(0.2)	4.8	(5.0)	(104.2)
Gross profit (loss)	0.6	(0.9)	1.5	166.7
Gross profit (loss) as a percent of sales	150.0%	(23.1)%
	443	509	66

Reconciliation of Certain Non-GAAP Financial Measures (1) (Unaudited)

	Three Months Ended			Fiscal Year Ended		Last Twelve Months (6)
(in thousands)	June 30, 2025	June 30, 2024	June 30, 2023	March 31, 2025	March 31, 2024	June 30, 2025	June 30, 2024
Net (loss) income attributable to Pyxus International, Inc.	$(15,825)	$4,642	$804	$15,166	$2,663	(5,301)	$6,501
Plus: Interest expense	30,623	34,475	32,366	133,108	132,174	129,256	134,283
Plus: Income tax expense	5,227	6,119	2,646	25,053	27,281	24,161	30,754
Plus: Depreciation and amortization expense	5,169	5,127	4,606	20,334	19,250	20,376	19,771
EBITDA (1)	25,194	50,363	40,422	193,661	181,368	168,492	191,309
Plus: (Recoveries) reserves for doubtful customer receivables	(226)	157	135	103	640	(280)	662
Plus: Noncash equity-based compensation	237	3,031	—	4,110	—	1,316	3,031
Plus: Other expense, net	4,176	2,630	2,624	16,410	9,439	17,956	9,445
Plus: Restructuring and asset impairment charges (2)	81	103	40	2,259	4,799	2,237	4,862
Less: Gain on debt retirement	—	1,323	—	8,178	15,914	6,855	17,237
Plus: Debt restructuring	—	—	140	—	330	—	190
Plus: Pension retirement expense (3)	—	—	—	—	12,008	—	12,008
Plus: Other adjustments (4)	(11)	9	293	45	1,247	25	963
Adjusted EBITDA (1)	$29,451	$54,970	$43,654	$208,410	$193,917	$182,891	$205,233

Total debt				$849,892	$1,017,340	$1,336,016	$1,231,305
Less: Cash and cash equivalents				78,254	92,569	96,437	82,042
Net Debt (1)				$771,638	$924,771	$1,239,579	$1,149,263
Net Debt /Adjusted EBITDA (1)				3.70x	4.77x	6.78x	5.60x

Adjusted EBITDA (1)				$208,410	$193,917	$182,891	$205,233
Interest expense				133,108	132,174	129,256	134,283
Interest coverage				1.57x	1.47x	1.41x	1.53x

Net cash used in operating activities	$(495,287)	$(252,176)	$(285,674)	$(13,386)	$(214,970)	$(256,497)	$(181,472)
Capital expenditures	(4,279)	(5,097)	(3,661)	(23,028)	(21,043)	(22,210)	(22,479)
Collections from beneficial interests in securitized trade receivables (5)	41,007	31,741	30,419	188,312	175,911	197,578	177,233
Adjusted Free Cash Flow (1)	$(458,559)	$(225,532)	$(258,916)	$151,898	$(60,102)	$(81,129)	$(26,718)

(1) Earnings before interest, taxes, depreciation and amortization ("EBITDA"), adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA"), Adjusted Free Cash Flow, and Net Debt are not measures of results of operations, cash flows from operations or indebtedness under generally accepted accounting principles in the United States ("U.S. GAAP") and should not be considered as an alternative to other U.S. GAAP measurements. We have presented EBITDA, Adjusted EBITDA, Adjusted Free Cash Flow, and Net Debt to adjust for the items identified above because we believe that it would be helpful to the readers of our financial information to understand the impact of these items on our reported amounts. This presentation enables readers to better compare our results to similar companies that may not incur the impact of various items identified above. Management acknowledges that there are many items that impact a company's reported results or operating cash flows and these lists are not intended to present all items that may have impacted these items. EBITDA, Adjusted EBITDA, Adjusted Free Cash Flow, Net Debt, and any ratios calculated based on these measures are not necessarily comparable to similarly-titled measures used by other companies or appearing in our debt obligations or agreements. EBITDA, Adjusted EBITDA and Adjusted Free Cash Flow as presented may not equal column or row totals due to rounding.

(2) Amounts incurred during the fiscal year ended March 31, 2025 included employee separation charges primarily related to the continued restructuring of certain leaf operations. Amounts incurred during the fiscal year ended March 31, 2024 included employee separation charges primarily related to changes in the corporate organizational structure and the continued restructuring of certain leaf operations and asset impairment charges primarily related to continued restructuring of certain non-leaf agriculture operations.

(3) During the fiscal year ended March 31, 2024, the Company terminated one of its defined benefit pension plans in the U.K. ("U.K. Pension Plan"). The Company recorded a noncash pension settlement charge which included the disposition of the U.K. Pension Plan assets and reclassification of unrecognized net pension losses within accumulated other comprehensive income (loss) into the Company's condensed consolidated statements of operations.

(4) Includes the following items: (i) the addition of amortization of basis difference related to a former Brazilian subsidiary that is now deconsolidated following the completion of a joint venture in March 2014, (ii) the subtraction of the Adjusted EBITDA of the Company's former green leaf sourcing operation in Kenya, which is calculated on the same basis as Adjusted EBITDA presented in this table (in fiscal year 2016 the Company decided to exit green leaf sourcing in the Kenyan market as part of our restructuring program), and (iii) the subtraction of the Adjusted EBITDA of the industrial hemp operations, which is calculated on the same basis as Adjusted EBITDA presented in this table.

(5) Represents cash receipts from the beneficial interest on sold receivables under the Company's accounts receivable securitization programs and are classified as investing activities within the condensed consolidated statements of cash flows.

(6) Items for the twelve months ended June 30, 2025 are derived by adding the items for the three months ended June 30, 2025 as presented in the table and the fiscal year ended March 31, 2025 and subtracting the items for the three months ended June 30, 2024. Items for the twelve months ended June 30, 2024 are derived by adding the items for the three months ended June 30, 2024 as presented in the table and the fiscal year ended March 31, 2024 and subtracting the items for the three months ended June 30, 2023.